Amended Pricing Supplement No. 188L, dated September 13, 2007 (To Prospectus dated April 5, 2005 and Prospectus Supplement dated April 12, 2005)	Rule 424(b)5 File No. 333-117775 CUSIP No. 46623E HK8 ISIN No. US46623E HK82

JPMorgan Chase

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series C Due From Nine Months to Thirty Years from Date of Issue
[ ]	Subordinated Medium Term Notes, Series A Due From Nine Months to Thirty Years from Date of Issue
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$ 2,000,000,000 100% $ 7,000,000 $ 1,993,000,000
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC. UTENDAHL CAPITAL PARTNERS, L.P. CABRERA CAPITAL MARKETS LLC	$ 1,970,000,000 $ 20,000,000 $ 10,000,000
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Issue Date:	September 20, 2007
Stated Maturity:	September 20, 2012

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[   ]  Fixed Rate Note: N/A
[X ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	Reuters LIBOR01 (Telerate Successor Page) [ X ]

Interest Payment Dates:   Quarterly on the 20th or next business day of December, March, June and September, via modified following business day convention, commencing December 20, 2007.

Interest Reset Dates:    Quarterly on the 20th or next business day of December, March, June and September, via modified following business day convention, commencing December 20, 2007.

Index Maturity:  3-month LIBOR
Spread (+/-):   +55.0 BPS
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]

Settlement Period: The terms agreement provides that the closing will occur on September 20, 2007, which will be more than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

Business Day: For purposes of this issuance a "business day" shall additionally include a "Tokyo business day", which shall mean a day on which banks are open for business (including dealings in foreign exchange and foreign currency deposits) in Tokyo, Japan.